UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

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U.S. Auto Parts Network, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 22, 2007

To the Stockholders of U.S. Auto Parts Network, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders (the “Annual Meeting”) of U.S. Auto Parts Network, Inc., a Delaware corporation, will be held on Friday, June 22, 2007 at 10:00 a.m. Pacific Time at the Marriott in Torrance, located at 3635 Fashion Way, Torrance, California 90503, for the following purposes:

1.	To elect two Class I directors to hold office for a term of three years or until their respective successors are elected and qualified. The nominees for election are Mehran Nia and Ellen F. Siminoff.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3.	To transact any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 7, 2007 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices and at the Annual Meeting.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign, date and return the enclosed proxy card in the enclosed postage-paid and addressed envelope. If your shares are held in “street name” (i.e., your shares are held in the name of a brokerage firm, bank or other nominee) you should receive from that institution an instruction form for voting in lieu of a proxy card. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please sign, date and return each proxy card or voting instruction form to ensure that all of your shares are voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

April 30, 2007	By Order of the Board of Directors

Michael J. McClane Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

U.S. AUTO PARTS NETWORK, INC.

17150 South Margay Avenue

Carson, California 90746

PROXY STATEMENT

These proxy materials and the enclosed proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of U.S. Auto Parts Network, Inc., a Delaware corporation, to be voted at the 2007 Annual Meeting of Stockholders to be held on June 22, 2007 (the “Annual Meeting”) and at any adjournment or postponement of the meeting. The Annual Meeting will be held at 10:00 a.m. Pacific Time at the Marriott in Torrance, located at 3635 Fashion Way, Torrance, California 90503. These proxy solicitation materials are expected to be mailed on or about May 14, 2007 to all stockholders entitled to vote at the Annual Meeting.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of the Annual Meeting of Stockholders (the “Notice”) and are described in more detail in this proxy statement.

Voting; Quorum

The record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting has been fixed as May 7, 2007. Only stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder as of the record date. As of the date of the Notice, 29,832,927 shares of our common stock were outstanding and no shares of our preferred stock were outstanding.

The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the outstanding shares of our common stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

In the election of directors under Proposal One, the two nominees receiving the highest number of affirmative votes of our common stock, present or represented by proxy and entitled to vote at the Annual Meeting, will be elected. With regard to Proposal Two, the affirmative vote of the holders of a majority of our common stock present or represented by proxy and entitled to vote at the Annual Meeting is being sought.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power). Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. With regard to Proposal One, broker non-votes and votes marked “withheld” will not be counted towards the tabulation of votes cast on such proposal presented to the stockholders. With regard to Proposal Two, abstentions will be counted towards the tabulation of votes cast on such proposal presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such proposal has been approved and will not have the effect of negative votes.

Proxies

Please use the enclosed proxy card to vote by mail. If your shares are held in street name, then in lieu of a proxy card you should receive from that institution an instruction form for voting. Should you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards that have been signed, dated and timely returned will be counted in the quorum and voted.

If the enclosed proxy card is properly signed and returned to us, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board under Proposal One unless the authority to vote for the election of such directors is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposal Two described in the Notice and this proxy statement.

The enclosed proxy also grants the proxy holders discretionary authority to vote on any other business that may properly come before the Annual Meeting. We have not been notified by any stockholder of his or her intent to present a stockholder proposal at the Annual Meeting.

If your shares are held in your name, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another signed proxy card with a later date with our corporate Secretary at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. If your shares are held in street name, you should contact the record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. If you attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a proxy issued in your name from the record holder. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting by Telephone or through the Internet

If your shares are registered in the name of a bank or brokerage firm, you may be eligible to vote your shares by telephone or through the Internet. A large number of banks and brokerage firms provide eligible stockholders the opportunity to vote in this manner. If your bank or brokerage firm allows for this, your voting form will provide instructions for such alternative method of voting.

Solicitation

We will bear the entire cost of proxy solicitation, including the costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional solicitation material furnished to the stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their reasonable expenses in forwarding the solicitation materials to the beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services.

In the discretion of management, we reserve the right to retain a professional firm of proxy solicitors to assist in the solicitation of proxies. Although we do not currently expect to retain such a firm, we estimate that the fees of such firm would range from $5,000 to $20,000 plus out-of-pocket expenses, all of which would be paid by us.

Note with Respect to Forward-Looking Statements

We have made certain forward-looking statements in this proxy statement that relate to expectations concerning matters that are not historical facts. Words such as “projects,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar words and expressions are intended to identify forward-looking statements. Although we believe that such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from such expectations. All forward-looking statements attributable to us are expressly qualified in their entirety by such language. We do not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms and each as nearly equal in number as possible as determined by our Board of Directors. As a result, a portion of our Board of Directors will be elected each year. Our Board of Directors currently consists of six persons. Mr. Nia and Ms. Siminoff have been designated Class I directors whose terms expire at the 2007 Annual Meeting. Messrs. Khazani and Majteles have been designated Class II directors whose terms expire at the 2008 Annual Meeting of Stockholders. Messrs. Harman and Pine have been designated Class III directors whose terms expire at the 2009 Annual Meeting of Stockholders.

The class whose term of office expires at the Annual Meeting currently consists of two directors. On the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors selected and approved Mehran Nia and Ellen F. Siminoff as nominees for election in the class being elected at the Annual Meeting to serve for a term of three years, expiring at the 2010 Annual Meeting of Stockholders, or until their successors are duly elected and qualified or until their earlier resignation or removal.

Each nominee for election is currently a member of our Board of Directors and has agreed to serve if elected. Management has no reason to believe that any of the nominees will be unavailable to serve. In the event any of the nominees named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Stockholder Approval

The two nominees receiving the highest number of affirmative votes of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the Annual Meeting shall be elected as directors.

Recommendation of Our Board of Directors

Our Board of Directors recommends a vote “FOR” the Class I director nominees listed below.

Directors and Nominees

The names of our directors and nominees, their ages and positions with us as of April 15, 2007, and biographical information about them, are as follows:

Name	Age	Current Position(s)
Robert J. Majteles (1)(2)(3)	42	Chairman of the Board
Fredric W. Harman	46	Director
Sol Khazani	49	Co-Founder and Director
Mehran Nia	41	Co-Founder, Chief Executive Officer, President and Director
Richard Pine	55	Vice President of Strategic Planning and Director
Ellen F. Siminoff (1)(2)(3)	39	Director

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

Class I Director Nominees

Mehran Nia is one of our co-founders and has been our Chief Executive Officer and President and a director since October 1995. From October 1995 to January 2001, Mr. Nia also served as our Chief Financial Officer. Mr. Nia holds a B.A. degree in biology from San Diego State University.

Ellen F. Siminoff has been a director since November 2006. Since March 2004, Ms. Siminoff has served as the President and Chief Executive Officer of Efficient Frontier, Inc., a provider of paid search engine marketing solutions. Prior to that, from 1996 to February 2002, Ms. Siminoff served in various capacities at Yahoo!, including as Senior Vice-President of Entertainment and Small Business and Senior Vice President of Corporate Development. Ms. Siminoff also serves on the boards of directors of Journal Communications, Inc. and three privately-held companies, including Efficient Frontier. Ms. Siminoff holds an A.B. degree in economics from Princeton University and an M.B.A. from Stanford University.

Directors Whose Terms Continue

Class II Directors—Terms Expiring at the 2008 Annual Meeting

Sol Khazani is a co-founder of U.S. Auto Parts and has been a director since January 2001. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007. Mr. Khazani also served as our Chief Financial Officer from January 2001 to April 2005 and as a Vice President from October 1995 to January 2001. Since 1995, Mr. Khazani has served as the Vice President of American Condenser, Inc., a company that he co-founded which manufactures air-conditioning condensers for automotive and industrial applications. Mr. Khazani holds a B.S. degree in accounting and an M.B.A. from National University in San Diego.

Robert J. Majteles has been a director since November 2006 and has been our Chairman of the Board since March 2007. Mr. Majteles currently serves as the Managing Member of Treehouse Capital, LLC, an investment management company which he founded in 2001. Mr. Majteles also serves on the boards of directors of Adept Technology, Inc., Macrovision Corporation, Unify Corporation, Phoenix Technologies Ltd., and World Heart Corporation. Mr. Majteles holds a B.A. degree in political science from Columbia University and a J.D. from Stanford Law School. Mr. Majteles is a Lecturer at the Haas School of Business at the University of California, Berkeley and at Stanford Law School, Stanford University.

Class III Directors—Terms Expiring at the 2009 Annual Meeting

Fredric W. Harman has been a director since March 2006. Mr. Harman is a Managing Partner of Oak Investment Partners, a venture capital firm, which he joined as a General Partner in 1994. From 1991 to 1994, Mr. Harman served as a General Partner of Morgan Stanley Venture Capital. Mr. Harman currently serves as a director of Internap Network Services Corporation, an Internet infrastructure company, and several privately held companies. Mr. Harman holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Harvard Business School.

Richard Pine has been our Vice President of Strategic Planning since January 2007 and a director since June 2006. From May 2006 to January 2007, he served as our Vice President, East Coast Operations. Mr. Pine was a co-founder and the Chief Executive Officer of Partsbin, a distributor of aftermarket automobile parts, from December 2000 until we acquired Partsbin in May 2006. “Partsbin” refers to, collectively, All OEM Parts, Inc., ThePartsBin.com, Inc. and their affiliated companies, which were acquired by us in May 2006. From 1995 to 1996, Mr. Pine also operated TheBenzBin, a company that he co-founded which specialized in the sale and distribution of automobile replacement parts for Mercedes-Benz automobiles. From 1980 to 1995, Mr. Pine was the proprietor of CarMedic, an automotive repair facility. Mr. Pine holds a B.S. degree in management and an M.B.A. from the University of Dayton.

Mr. Harman was elected to serve as a member of our Board of Directors pursuant to a voting agreement entered into in March 2006 by and among us and certain of our stockholders. Pursuant to the voting agreement,

Mr. Harman was selected as a representative of the holders of a majority of our Series A preferred stock. All of the outstanding shares of our Series A preferred stock were converted into shares of our common stock upon the completion of our initial public offering in February 2007. Mr. Pine was elected to serve as a member of our Board of Directors pursuant to the acquisition agreement entered into in May 2006 by and among us, Partsbin and the stockholders of Partsbin. The voting agreement terminated in February 2007, upon completion of our initial public offering, and the arrangement under the acquisition agreement is not a continuing obligation. Messrs. Harman and Pine will continue to serve as directors until their resignation or until their successors are duly elected by holders of our common stock.

Family Relationships

Messrs. Khazani and Nia are brothers-in-law. Other than the relationship between Messrs. Khazani and Nia, there are no family relationships among any of our directors, executive officers or director nominees.

CORPORATE GOVERNANCE

Code of Ethics and Business Conduct

Our Board of Directors has adopted a Code of Ethics and Business Conduct which applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions) and employees. The full text of our Code of Ethics and Business Conduct is available on the Investor Relations section of our website at www.usautoparts.net. We intend to disclose future amendments to certain provisions of the Code of Ethics and Business Conduct, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the Securities and Exchange Commission (“SEC”), at the same location on our website.

Director Independence

The Board of Directors has determined that Mr. Majteles and Ms. Siminoff each satisfies the requirements for “independence” under the listing standards of The NASDAQ Stock Market (the “NASDAQ Rules”).

Board Committees and Meetings

Our Board of Directors has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee each has a written charter that is reviewed annually and revised as appropriate. A copy of each committee’s charter is available on the Investor Relations section of our website at www.usautoparts.net.

During the fiscal year ended December 31, 2006, the Board of Directors and the various committees of the Board held the following number of meetings: Board of Directors—four; Audit Committee—one; Compensation Committee—one; and Nominating and Corporate Governance Committee—none. During fiscal year 2006, no director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and total number of meetings of any committees of the Board, which he or she was required to attend.

Audit Committee. Our Audit Committee consists of Mr. Majteles and Ms. Siminoff. Mr. Majteles is the Chair of the Audit Committee. Our Board of Directors has determined that each member of the Audit Committee is independent under the NASDAQ Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Majteles qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The functions of this committee include:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding these matters;

•	pre-approving audit and non-audit services to be rendered by our independent auditors;

•	engaging and determining the compensation of our independent auditors and oversight of the work of our independent auditors;

•

reviewing our financial statements and periodic reports and discussing the statements and reports with our management and independent auditors, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls and auditing matters;

•	reviewing our financing plans and reporting recommendations to our full Board of Directors for approval and to authorize action; and

•	administering and discussing with management and our independent auditors our Code of Ethics.

Both our independent auditors and internal financial personnel regularly meet privately with the Audit Committee and have unrestricted access to this committee.

Compensation Committee. Our Compensation Committee consists of Mr. Majteles and Ms. Siminoff. Mr. Majteles is the Chair of our Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is independent under the NASDAQ Rules. The functions of this committee include:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•	exercising authority under our employee benefit plans;

•	reviewing and approving executive officer and director indemnification and insurance matters; and

•	advising and consulting with our officers regarding managerial personnel and development.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee consists of Mr. Majteles and Ms. Siminoff. Ms. Siminoff is the Chair of our Nominating and Corporate Governance Committee. Our Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under the NASDAQ Rules. The functions of this committee include:

•	identifying qualified candidates to become members of our Board of Directors;

•	selecting nominees for election of directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

•	selecting candidates to fill vacancies of our Board of Directors;

•	developing and recommending to our Board of Directors our corporate governance guidelines; and

•	overseeing the evaluation of our Board of Directors.

In connection with their recommendations regarding the size and composition of the Board, the Nominating and Corporate Governance Committee reviews the appropriate qualities and skills required of directors in the context of the then current make-up of the Board. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment, and ability to serve our and its stockholders’ long-term interests. These factors, and others as considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors. The Nominating and Corporate Governance Committee leads the search for and selects, or recommends that the Board select, candidates for election to the Board. Consideration of new director candidates typically involves a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our Board typically have been suggested by other members of the Board or by our executive officers. From time to time, the Nominating and Corporate Governance Committee may engage the services of a third-party search firm to identify director candidates.

The Nominating and Corporate Governance Committee will consider candidates for directors recommended by our stockholders who meet the eligibility requirements for submitting stockholder proposals for inclusion in our next proxy statement. This committee will evaluate such recommendations applying its regular nominee criteria. Eligible stockholders wishing to recommend a nominee must submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the corporate Secretary, by the deadline for stockholder proposals set forth in the prior year’s proxy statement, specifying the following information: (a) the name and address of the nominee, (b) the name and address of the stockholder making the nomination, (c) a representation that the nominating stockholder is a stockholder of record of our stock entitled to vote at the next annual meeting and intends to appear in person or by proxy at such meeting to nominate the person specified in the notice, (d) the nominee’s qualifications for membership on the Board, (e) a resume of the candidate’s business experience and educational background as well as all of the information that would be required in a proxy statement soliciting proxies for the election of the nominee as a director, (f) a description of all direct or indirect arrangements or understandings between the nominating stockholder and the nominee and any other person or persons (naming such person or persons) pursuant to whose request the nomination is being made by the stockholder, (g) all other companies to which the nominee is being recommended as a nominee for director, and (h) a signed consent of the nominee to cooperate with reasonable background checks and personal interviews, and to serve as a director, if elected. In connection with its evaluation, the Nominating and Corporate Governance Committee may request additional information from the candidate or the recommending stockholder, and may request an interview with the candidate. The Nominating and Corporate Governance Committee has the discretion to decide which individuals to recommend for nomination as directors.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any stockholder in connection with the election of directors at the Annual Meeting. Each of the director nominees standing for election at this Annual Meeting is a current director of the company.

Annual Meeting Attendance

We do not have a formal policy regarding attendance by members of our Board of Directors at annual meetings of stockholders; however, directors are encouraged to attend all such meetings. We completed our initial public offering in February 2007. Accordingly, the 2007 Annual Meeting of Stockholders will be the first meeting of stockholders that we hold as a public company.

Stockholder Communications to the Board

Our Board of Directors has implemented a process by which stockholders may send written communications directly to the attention of the Board, any committee of the Board or any individual Board member, care of our corporate Secretary at 17150 South Margay Avenue, Carson, California 90746. The name of any specific intended Board recipient should be noted in the communication. Our corporate Secretary will be primarily responsible for collecting, organizing and monitoring communications from stockholders and, where appropriate depending on the facts and circumstances outlined in the communication, providing copies of such communications to the intended recipients. Communications will be forwarded to directors if they relate to appropriate and important substantive corporate or Board matters. Communications that are of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration will not be forwarded to the Board.

PROPOSAL TWO:

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The accounting firm of Ernst & Young LLP was engaged to serve as our independent auditors for the fiscal year ended December 31, 2006. The Audit Committee of our Board of Directors has selected that firm to continue in this capacity for the fiscal year ending December 31, 2007. We are asking the stockholders to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2007 and to perform other appropriate services. Stockholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our bylaws or otherwise. In the event that the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent accounting firm at any time during the year if the committee feels that such a change would be in our best interests and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and that representative will have the opportunity to make a brief presentation to the stockholders if he or she so desires and is expected to be available to respond to appropriate questions from stockholders.

Stockholder Approval

The affirmative vote of the holders of a majority of the shares of our common stock present or represented and entitled to vote at the Annual Meeting is being sought to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

Recommendation of Our Board of Directors

Our Board of Directors recommends that the stockholders vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees

The following table sets forth the fees billed to us for the fiscal years ended December 31, 2005 and 2006 by Ernst & Young LLP (“E&Y”), our independent registered public accounting firm:

	2005	2006
Audit Fees	$516,235	$1,629,319
Audit-Related Fees	—	16,725
Tax Fees	—	9,572
All Other Fees	—	1,500

Total Fees	$516,235	$1,657,116

Audit Fees. Audit fees consisted of fees billed by E&Y for professional services rendered in connection with the audit and quarterly reviews of our consolidated financial statements. Such fees included fees associated with the preparation and review of the registration statement on Form S-1 relating to our initial public offering.

Audit-Related Fees. Audit-related fees consisted of fees billed for professional services that are reasonably related to the performance of the audit or review of our consolidated financial statements but are not reported under “Audit Fees.” Such fees included fees associated with due diligence matters relating to the May 2006 Partsbin acquisition.

Tax Fees. Tax fees consisted of tax advice and tax planning services billed by E&Y.

All Other Fees. All other fees during the fiscal year ended December 31, 2006 consisted principally of an accounting research subscription.

The Audit Committee of the Board of Directors has determined that the provision by E&Y of the non-audit services described above is compatible with maintaining the independence of E&Y.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

All engagements for services by E&Y or other independent registered public accountants are subject to prior approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The Audit Committee approved all services provided by E&Y for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the audited consolidated financial statements of U.S. Auto Parts Network, Inc. (the “Company”) for the fiscal year ended December 31, 2006 included in the Annual Report on Form 10-K for that year.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2006 with the Company’s management. The Audit Committee has discussed with the Company’s independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communication With Audit Committees.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Ernst & Young LLP the independence of Ernst & Young LLP.

Based on the review and discussions referred to above in this report, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

of the Board of Directors:

Robert J. Majteles

Ellen F. Siminoff

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

The table below sets forth certain information regarding our executive officers as of April 15, 2007.

Name	Age	Current Position(s)
Mehran Nia	41	Co-Founder, Chief Executive Officer, President and Director
Michael J. McClane	38	Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary
Howard Tong	36	Chief Operating Officer
Alexander Adegan	37	Chief Information Officer
Houman Akhavan	29	Vice President of Marketing
Richard Pine	55	Vice President of Strategic Planning and Director

The following is certain biographical information regarding each of our executive officers. The biographies of Messrs. Nia and Pine appear earlier in this proxy statement. See “Proposal One: Election of Directors.”

Michael J. McClane has been our Chief Financial Officer, Vice President of Finance and Treasurer since September 2005 and became our Executive Vice President, Finance and our Secretary in October 2006. From June 2003 to June 2005, Mr. McClane served as the Chief Financial Officer of Storecast Merchandising Corporation, a nationwide provider of merchandising services. From February 2000 to March 2003, Mr. McClane served as the Vice President of Finance and Corporate Development of FASTNET Corporation, a provider of Internet services, and he served as its controller from August 1999 to February 2000. From 1992 to 1999, Mr. McClane was an accountant with Arthur Andersen LLP, a certified public accounting firm. Mr. McClane is licensed as a certified public accountant and holds a B.A. degree in business economics with an accounting concentration from the University of California, Santa Barbara.

Howard Tong has been our Chief Operating Officer since November 2006. From January 2001 to November 2006, Mr. Tong served as vice president of Newegg.com, an online retailer of technology parts and products, and was involved in many critical aspects of its operations. Prior to that, from January 1999 to January 2001, Mr. Tong served as the General Manager of Internet/e-commerce at ABS Computer Technologies, Inc., a provider of computing solutions. Mr. Tong holds a B.S. degree in architectural engineering from Pennsylvania State University.

Alexander Adegan has been our Chief Information Officer since May 2006. From January 2000 to May 2006, Mr. Adegan served as the founder, President and Chief Executive Officer of uParts, Inc., a developer of electronic networks for auto parts suppliers, repair facilities and insurance companies. From August 1996 to September 1999, Mr. Adegan served as President of Legend Software, Inc., a company he founded that developed and distributed software applications for technical and fundamental analysis of mutual funds, indexes, equities and derivatives. Mr. Adegan holds a B.S. degree in computer science from the University of Maryland at College Park.

Houman Akhavan has been our Vice President of Marketing since January 2006. Prior to that, from August 2004 to December 2005, Mr. Akhavan served as a consultant to U.S. Auto Parts. From February 2000 to July 2004, Mr. Akhavan served as the founder and Chief Strategy Officer of Edigitalweb, Inc., an online marketing and software development firm.

Our executive officers are elected by our Board of Directors and serve at the discretion of our Board until their successors have been duly elected and qualified or until their earlier resignation or removal.

Compensation Discussion and Analysis

The primary objective of our compensation policies and programs with respect to executive compensation is to serve our stockholders by attracting, retaining and motivating talented and qualified executives. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate and individual performance objectives. Prior to the creation of the Compensation Committee of our Board of Directors in October 2006, decisions regarding executive compensation were made by our Board of Directors. Future decisions regarding executive compensation will be the primary responsibility of our Compensation Committee, in consultation from time to time with our Board of Directors and any compensation consultants we may retain.

In 2006, we paid our senior management through a mix of base salary, bonus and equity compensation at levels that we believed were comparable to executives of companies of similar size and stage of development. We did not have an equity incentive plan until March 2006 and have only recently established a formalized policy with respect to our allocations between long-term equity compensation and currently paid out compensation. As a private company, our compensation plans and the amount of each compensation element to pay our executives were generally developed by our management and approved by our Board on an individual, case-by-case basis utilizing a number of factors, including publicly available data and our general business conditions and objectives, as well as our subjective determination with respect to the executive’s individual contributions to such objectives.

The primary components of our executive compensation program for fiscal 2007 are expected to include (a) base salaries; (b) annual cash incentive opportunities; and (c) long-term equity incentive opportunities in the form of stock options and performance-based stock options. In the future, such long-term equity opportunities may also include other types of equity instruments including, but not limited to, restricted stock or restricted stock units. Executives also participate in employee benefit programs available to the broader employee population. Our executive compensation program is intended to provide executives with overall levels of compensation that are competitive within the e-commerce industry, as well as within a broader spectrum of companies of comparable market capitalization and profitability.

We recently retained an independent compensation consultant, Compensia, Inc., to assist us in establishing a compensation program which includes more objective criteria and formalized policies with respect to the determination of compensation amounts and allocations for our executives. In determining the compensation policies and structure for 2007, our Compensation Committee considered the studies and benchmark data provided by our compensation consultant, which included compensation information from 15 similarly situated, U.S.-based, publicly-traded companies.

For our executive officers, other than Messrs. Nia and Pine, the Compensation Committee has adopted a policy of setting total compensation at approximately the 50th to 75th percentile level of comparable companies (the “Target Percentile Range”) in order to effectively recruit and retain key executives, with an emphasis on equity compensation in order to align our executives’ incentives with the interests of stockholders. The cash compensation, including the base salaries and bonuses, for 2007 for our executive officers has been established generally at the lower end of the Target Percentile Range, while the equity compensation generally will be at the higher end of such range.

Beginning in March 2007, we reduced the cash compensation for several of our founders who already have a significant ownership stake in the company, including Mr. Nia, our Chief Executive Officer and President, and Mr. Pine, our Vice President of Strategic Planning, to $1.00 per year. In lieu of salary, we have granted performance-based options to such officers, which options only vest upon the company’s achievement of certain financial and operational milestones.

We expect that we will continue to seek outside assistance, including engaging the services of other compensation consultants, conducting annual benchmark reviews of our executive compensation or subscribing to various surveys or reports, in setting appropriate levels of compensation for our executives in the future.

Elements of Executive Compensation

Base Salary

We seek to provide our senior management with a base salary appropriate to their roles and responsibilities. As indicated above, for 2007, with the exception of Mr. Nia, our Chief Executive Officer, we have generally established base salaries for our executive officers at the lower end of our Target Percentile Range, with the exact base salaries for our executives based on the executive’s qualifications and experience, scope of responsibilities and future potential, the executive’s past performance, and the salaries paid by other companies for similar positions. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Incentive Cash Bonuses

In 2006, we awarded incentive cash bonuses to our executive officers based upon their individual performance as well as performance objectives of the company. We paid to one of our named executive officers a bonus in connection with the successful completion of our March 2006 recapitalization. All other bonuses to our executive officers were awarded primarily based on the subjective evaluation by the Board of each executive’s contribution towards achieving general business objectives. For the year 2007, the Compensation Committee has generally established target bonus amounts at the lower end of our Target Percentile Range for our executive officers, except for Mr. Nia, who is not expected to receive any cash bonus at this time. The bonuses to be awarded to our executive officers, other than Mr. Nia and Mr. Akhavan, are designed to reward our executives for their contributions to our overall performance, and will be substantially dependent upon us meeting certain company-wide, financial and operational milestones. The bonus amount to be awarded to Mr. Akhavan, our Vice President of Marketing, will be substantially dependent upon our achievement of certain Internet marketing metrics.

Long-Term Equity Compensation

We believe that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of equity-based awards. We have established equity incentive plans to provide our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of stockholders. In 2006, we granted to our executive officers varying amounts of stock options that generally vest over a four year period, to provide a long-term incentive to such officers, to provide them with an opportunity to obtain an ownership interest in our company and to further align their interests with the interests of our stockholders. Historically, we have issued stock options, which may be exercised prior to vesting and converted into restricted stock. However, the stock options that have been granted since our initial public offering in February 2007 are only exercisable to the extent the option is vested at the exercise date. The stock options that we grant to officers generally vest as to 25% of the shares underlying the grant on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter. The performance-based stock options granted in April 2007 to Messrs. Nia and Pine vest only if, and then to the extent, that we achieve certain financial and operating goals. All of the stock options that we have granted to date have a maximum term of ten years.

In 2006, we did not have a formal policy as to the amount or timing of grants to executive officers. Because the Compensation Committee believes that the use of stock and stock-based awards promotes our overall executive compensation objectives, the Compensation Committee has established a compensation policy for 2007 that emphasizes equity compensation rather than cash compensation. As indicated above, for 2007, the Board has generally established long-term equity compensation for the executive officers at the higher end of the Target Percentile Range. In April 2007, in furtherance of our equity compensation policy, the Compensation Committee awarded stock options to our executive officers to generally raise their total equity ownership to the higher end of our Target Percentile Range of comparable companies.

Other Compensation

Our executive officers are eligible to receive the same benefits, including non-cash group life and health benefits, that are available to all employees. Certain additional benefits may be provided to our executives such as a car allowance, but each on a case-by-case basis.

Summary Compensation Table

The following table shows information regarding the compensation earned during the fiscal year ended December 31, 2006 by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated officers who were employed by us as of December 31, 2006 and whose total compensation exceeded $100,000 during that fiscal year. The officers listed below will be collectively referred to as the “named executive officers” in this proxy statement.

Name	Salary	Bonus		Option Awards(1)	All Other Compensation		Total
Mehran Nia Chief Executive Officer and President	$400,000	$—		$—	$22,985	(2)	$422,985
Michael J. McClane Chief Financial Officer	198,077	321,639	(3)	127,072	22,339	(4)	669,127
Houman Akhavan Vice President of Marketing	293,788	—		64,905	10,786	(4)	369,479
Ben Elyashar(5) Director of Perfectfit	300,000	—		—	25,630	(4)	325,630
Richard Pine(6) Vice President of Strategic Planning	116,589	—		117,294	22,204	(7)	256,087

(1)	Represents the expense recognized by us for fiscal year 2006 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our annual report for the year ended December 31, 2006 (the “Annual Report”) regarding assumptions underlying valuation of equity awards. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report.

(2)	Represents health insurance premiums, telephone expenses and $13,661 paid by us for an automobile lease.

(3)	Includes a bonus of $221,639 in the aggregate paid in connection with the completion of the March 2006 recapitalization.

(4)	Represents health insurance premiums, 401(k) plan employer contributions, telephone expenses and automobile allowances paid by us.

(5)	Mr. Elyashar served as our Chief Operating Officer from February 2006 to October 2006, and was our Vice President of Operations as of December 31, 2006. He has served as our Director of Perfectfit since January 2007.

(6)	Mr. Pine joined us as our Vice President, East Coast Operations in connection with our acquisition of Partsbin. He has served as our Vice President of Strategic Planning since January 2007.

(7)	Represents health insurance premiums, telephone expenses and $12,658 paid by us for an automobile allowance.

Grants of Plan-Based Awards

All plan-based awards that were granted to our named executive officers in 2006 are incentive stock options, to the extent permissible under the Internal Revenue Code. The exercise price per share of each option granted to our named executive officers was as determined in good faith by our Board of Directors to be equal to the fair market value of our common stock as determined by our Board of Directors on the date of the grant. All options were granted under our 2006 Equity Incentive Plan and are immediately exercisable. Except as otherwise noted

below, the options vest as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

The following table presents information concerning grants of plan-based awards to each of the named executive officers during 2006.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards (1)
Mehran Nia Chief Executive Officer and President	—	—	$—	$—
Michael J. McClane(2) Chief Financial Officer	03/01/06 03/28/06	42,240 266,820	7.10 6.78	86,324 573,578
Houman Akhavan Vice President of Marketing	03/28/06	231,000	6.78	486,544
Ben Elyashar Director of Perfectfit	—	—	—	—
Richard Pine Vice President of Strategic Planning	05/22/06	265,050	9.17	730,427

(1)	Represents the grant date fair value of the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The amounts listed represent the total share-based compensation to be recognized by us over the vesting period.

(2)	Mr. McClane’s stock option agreements provide that in the event of an involuntary termination of Mr. McClane’s service with us within 12 months after a change in control of U.S. Auto Parts, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2006. Except as otherwise indicated below, each option vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Mehran Nia Chief Executive Officer and President	—	—	—	$—	—
Michael J. McClane Chief Financial Officer	42,240 266,820	— —	— —	7.10 6.78	02/29/16 03/27/16
Houman Akhavan Vice President of Marketing	231,000	—	—	6.78	03/27/16
Ben Elyashar Director of Perfectfit	—	—	—	—	—
Richard Pine Vice President of Strategic Planning	265,050	—	—	9.17	05/21/16

Option Exercises and Stock Vested

None of the named executive officers exercised any options to purchase our common stock or became vested in restricted stock during the year ended December 31, 2006.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-Qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Employment Contracts and Termination of Employment and Change of Control Arrangements

In January 2007, we entered into a five year employment agreement with Michael McClane, our Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary, pursuant to which Mr. McClane’s annual salary will be at least $225,000, subject to increase from time to time at the discretion of our Board of Directors. Mr. McClane is also entitled to an annual discretionary bonus of up to $100,000, subject to increase from time to time at the discretion of our Board of Directors, and to participate in all of our employee benefit programs offered to other executive officers. In the event Mr. McClane’s employment is terminated for any reason other than for cause, then we will be required to continue to provide coverage for one year under our healthcare plans and group insurance policies for Mr. McClane and his immediate family, as well as pay six months of severance if such termination occurs prior to September 18, 2007 and one year of severance if such termination occurs after September 18, 2007.

We entered into an offer letter with Howard Tong in November 2006, pursuant to which he agreed to serve as our Chief Operating Officer. Mr. Tong’s annual salary was set at $220,000, and Mr. Tong is also eligible to receive a discretionary bonus of up to $100,000 per year. In the event Mr. Tong’s employment is terminated for any reason other than for cause, then we will be required to pay six months of severance to Mr. Tong if the termination occurs within the first two years of his service and 12 months of severance if the termination occurs after the first two years of his service. Mr. Tong is entitled to participate in all of our sponsored employee benefit programs. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2006, then Mr. Tong would have been entitled to a payment of $110,000.

We entered into an employment agreement with Richard Pine on May 19, 2006. The agreement provides for a two-year term of employment, but we may terminate Mr. Pine’s employment at any time during such term for cause. If Mr. Pine is terminated for any reason other than for cause within the first two years of his employment, Mr. Pine is entitled to receive a severance payment equal to the remainder of his unpaid salary for the two year term plus the costs COBRA premiums for six months if he elects continued medical insurance coverage under COBRA. Mr. Pine’s annual salary was $200,000 subject to adjustment from time to time in accordance with our standard compensation policies. As discussed in “Compensation Discussion and Analysis,” beginning in March 2007, we reduced the cash compensation for Mr. Pine to a nominal amount. In lieu of salary, we have granted performance-based options to Mr. Pine, which options only vest upon our achievement of certain financial and operational milestones. Mr. Pine is also entitled to participate in all of our sponsored employee benefit programs. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2006, then Mr. Pine would have been entitled to a payment of $277,260 plus the costs COBRA premiums of approximately $5,900.

We entered into an offer letter with Houman Akhavan in January 2006, pursuant to which he agreed to serve as our Vice President of Marketing. In the event Mr. Akhavan’s employment is terminated for any reason other than for cause, then we will be required to pay six months of severance to Mr. Akhavan based on his average pay for the six month preceding the termination date. If a triggering event under the severance provisions of his agreement had occurred on the last business day of fiscal year 2006, then Mr. Akhavan would have been entitled to a payment of approximately $143,000.

In 2006, we granted to Mr. McClane and to Mr. Akhavan options to purchase an aggregate of 309,060 and 231,000 shares, respectively, of our common stock. These stock option agreements provide that in the event of an involuntary termination of the applicable officer’s service with us within 12 months after a change in control of U.S. Auto Parts, then all unvested option shares will immediately vest and will remain exercisable until the earlier of (i) the expiration of such options, or (ii) the one year anniversary of the involuntary termination. If a triggering transaction had occurred as of the last business day of fiscal year 2006, all of the shares subject to these options, none of which had vested as of December 29, 2006, would have become vested.

In April 2007, Messrs. Nia and McClane were granted stock options to purchase up to 249,326 and 235,000 shares, respectively, of our common stock at the then current fair market value of $5.81 per share. The stock option granted to Mr. Nia vests only if, and then to the extent, that we achieve certain financial and operating goals in 2007. The stock option granted to Mr. McClane vests as to 25% of the shares underlying the option on the first anniversary of the grant date, with the remainder vesting in 36 equal monthly installments thereafter. However, both of these options provide for acceleration of vesting in full of all shares underlying the applicable option upon an involuntary termination of the executive officer without cause within 12 months after a change in control of the company. Upon such acceleration of vesting, each affected option will remain exercisable until the earlier of (i) the expiration date of such option or (ii) the one year anniversary of the involuntary termination.

Director Compensation

The compensation and benefits for service as a member of the Board of Directors is determined by our Board of Directors. Directors employed by us or one of our subsidiaries are not compensated for service on the Board or on any committee of the Board; however, we reimburse each of our directors for any out-of-pocket expenses in connection with attending meetings of our Board of Directors and committees of the Board of Directors. Beginning in January 2007, each of our non-employee directors, other than Messrs. Harman and Khazani, will be paid a fee of $25,000 per year for his or her service as a director. Members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will each receive an additional $7,500, $5,000 and $2,500, respectively, per year for his or her service on such committee. The chairpersons of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee will receive $15,000, $7,500 and $5,000, respectively, per year for his or her service on such committee.

Any non-employee director who is first elected to the Board of Directors will be granted an option to purchase 45,000 shares of our common stock on the date of his or her initial election to the Board of Directors. In addition, on the date of each annual stockholders meeting, each person who has served as a non-employee member of the Board of Directors for at least six months before the date of the stockholder meeting will be granted a stock option to purchase 20,000 shares of our common stock. These options will have an exercise price per share equal to the fair market value of our common stock on the date of grant and will vest over a three year period, subject to the director’s continuing service on our Board of Directors. The term of each option granted to a non-employee director shall be ten years. These options will be granted under our 2007 Omnibus Incentive Plan.

For the year ended December 31, 2006, we approved the payment of $12,500 per quarter to Mr. Massoud Entekhabi, a former director, for his service as a director. Each of our other non-employee directors, other than Messrs. Harman and Khazani, was entitled to $20,000 per year for his or her service as a director, as well as the payment of an additional $2,500 per year for each committee on which he or she served. The chairperson of a committee was entitled to receive $5,000 per year for service on such committee. The following table sets forth a summary of the compensation earned in fiscal year 2006 by each person who served as a director during such year, who is not a named executive officer.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)		All Other Compensation ($)		Total ($)
Sol Khazani	$—		$—		$30,000	(2)	$30,000
Massoud Entekhabi	28,333	(3)	48,743	(4)	—		77,076
Fredric W. Harman	—		—		—		—
Robert J. Majteles	2,667	(3)	3,126	(4)	—		5,793
Ellen F. Siminoff	2,667	(3)	3,126	(4)	—		5,793

(footnotes on next page)

(footnotes from prior page)

(1)	Stock options were granted pursuant to our 2006 Equity Incentive Plan. The amounts listed represent the expense recognized by us for fiscal year 2006 for the stock options granted, determined pursuant to SFAS 123(R) utilizing assumptions discussed in Note 1 to our consolidated financial statements in our Annual Report. See also our discussion of share-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” in the Annual Report. The total share-based compensation to be recognized over the vesting period is as follows: Massoud Entekhabi—$256,790; Robert J. Majteles—$106,197 and Ellen F. Siminoff—$106,197.

(2)	Consists of consulting fees paid to a company owned by Mr. Khazani for his consulting services.

(3)	Represents amounts earned by the directors based on the compensation arrangement for 2006 described above. Mr. Entekhabi served as a director from June 2006 to January 2007, and served as the chairperson of the Audit Committee from October 2006 and as a member of the Compensation Committee and the Nominating and Corporate Governance Committees from October 2006 and November 2006, respectively. Mr. Majteles and Ms. Siminoff have each served as a director, a chairperson of a committee, and a member of the other two committees of the Board since November 2006.

(4)	In June 2006, we granted to Mr. Entekhabi an option to purchase up to 109,200 shares of our common stock at an exercise price of $9.17 per share. In November 2006, we granted to each of Mr. Majteles and Ms. Siminoff an option to purchase up to 30,000 shares of our common stock at an exercise price of $11.68 per share. One third of each option granted to these directors vests on the first anniversary of the option grant date and the balance of each option vests in 24 equal monthly installments thereafter. Each option was outstanding as of the end of fiscal year 2006. Upon Mr. Entekhabi’s resignation from the Board in January 2007, his option was canceled in full. In January 2007, in accordance with our new compensation program with respect to non-employee directors, Mr. Majteles and Ms. Siminoff were each granted an option to purchase 15,000 shares of our common stock at an exercise price of $11.68 per share, to bring the initial option holdings for each to 45,000 shares in the aggregate. The new options will vest on the same schedule as the options granted to them in 2006. In March 2007, in connection with his appointment as Chairman of the Board, we granted to Mr. Majteles an option to purchase 150,000 shares of our common stock at the then current fair market value of $5.55 per share.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of our Board of Directors during the fiscal year ended December 31, 2006 were Mr. Majteles and Ms. Siminoff. None of the members of our Compensation Committee at any time has been one of our officers or employees or an officer or employee of one of our subsidiaries at any time during the fiscal year ended December 31, 2006. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers on our Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with the management of U.S. Auto Parts Network, Inc. the Compensation Discussion and Analysis to be included in the proxy statement on Schedule 14A for our 2007 Annual Meeting of Stockholders. Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in such proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee

of the Board of Directors:

Robert J. Majteles

Ellen F. Siminoff

OWNERSHIP OF SECURITIES BY

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates information as of April 15, 2007 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock;

•	each named executive officer;

•	each of our directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 29,832,927 shares of common stock outstanding as of April 15, 2007. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. Shares subject to options that are exercisable within 60 days following April 15, 2007 are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owners(1)	Number of Shares	Percent of Class
Oak Investment Partners XI, L.P.(2)	6,633,255	22.2%
Mehran Nia(3)	4,710,669	15.8
Michael J. McClane(4)	309,060	1.0
Houman Akhavan(5)	247,363	*
Ben Elyashar (6)	1,384,503	4.6
Richard Pine(7)	889,565	3.0
Fredric W. Harman(2)	6,633,255	22.2
Sol Khazani(8)	3,922,764	13.1
Robert J. Majteles(4)	45,000	*
Ellen F. Siminoff(9)	46,000	*
All directors and executive officers as a group (10 persons)(10)	17,259,676	55.3%

*	Less than 1%.

(1)	Except for Oak Investment Partners XI, L.P., the address for each of the persons listed is c/o U.S. Auto Parts Network, Inc. at 17150 South Margay Avenue, Carson, California 90746. The address for Oak Investment Partners XI, L.P. is 525 University Avenue, Suite 1300, Palo Alto, California 94301.

(2)	Mr. Harman is a Managing Member of Oak Associates XI, LLC (“Oak Associates”), the general partner of Oak Investment Partners XI, L.P. (“Oak Partners”). Mr. Harman, Bandel L. Carano, Ann H. Lamont, Edward F. Glassmeyer, and David B. Walrod all serve as Managing Members (the “Managing Members”) of Oak Associates. Oak Associates, as the general partner of Oak Partners, may be deemed to have beneficial ownership of the shares held by Oak Partners. The Managing Members have shared voting and investment control over all of the shares held by Oak Associates and therefore may be deemed to share beneficial ownership of the shares held by Oak Associates by virtue of their status as the controlling persons of Oak Associates. Each Managing Member disclaims beneficial ownership of the shares held by Oak Partners, except to the extent of each such Managing Member’s pecuniary interest therein.

(3)	Consists of (i) 4,290,547 shares held by the Nia Living Trust established September 24, 2004, of which Mr. Nia and his spouse are the co-trustees and beneficiaries, and (ii) 420,122 shares in the aggregate held in annuity trusts established by Mr. Nia and his spouse, for which Mr. Nia and his spouse serve as co-trustees. Mr. Nia is our Chief Executive Officer and President, a director and one of our co-founders.

(4)	Consists solely of shares issuable upon exercise of outstanding options which are currently exercisable.

(5)	Includes 231,000 shares issuable upon exercise of outstanding options which are currently exercisable.

(6)	Consists of (i) 1,047,531 shares held by the Elyashar Living Trust established August 4, 2004, of which Mr. Elyashar and his spouse are the co-trustees and beneficiaries, and (ii) 336,972 shares in the aggregate held in annuity trusts established by Mr. Elyashar and his spouse, for which Mr. Elyashar and his spouse serve as co-trustees. Mr. Elyashar is our Director of Perfectfit and one of our co-founders. Mr. Elyashar also served as one of our directors from 1995 to November 2006 and served as our Chief Operating Officer from February 2006 to October 2006.

(7)	Consists of (i) 624,515 shares held by the Pine Family Partnership, of which Mr. Pine and his spouse are the general partners, and (ii) 265,050 shares issuable upon exercise of outstanding options which are currently exercisable. Mr. Pine joined us in connection with our acquisition of Partsbin and currently serves as a director and our Vice President of Strategic Planning.

(8)	Consists of (i) 3,502,642 shares held by the Khazani Living Trust established October 26, 2004, of which Mr. Khazani and his spouse are the co-trustees and beneficiaries, and (ii) 420,122 shares in the aggregate held in annuity trusts established by Mr. Khazani and his spouse, for which Mr. Khazani and his spouse serve as co-trustees. Mr. Khazani is a director and one of our co-founders. He served as our Chairman of the Board from January 2001 to March 2007.

(9)	Consists of (i) 1,000 shares held by The D&E Living Trust Established 10/25/96, of which Ms. Siminoff and her spouse are the co-trustees and beneficiaries, and (ii) 45,000 shares issuable upon exercise of outstanding options which are currently exercisable.

(10)	Includes 1,351,110 shares issuable upon exercise of outstanding options which are currently exercisable.

EQUITY COMPENSATION PLANS

The following table provides information as of December 31, 2006 with respect to shares of our common stock that may be issued under existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders(1)	2,786,532	$8.74	716,309
Equity compensation plans not approved by security holders	—	—	—

Total	2,786,532	$8.74	716,309

(1)	Consists of our 2006 Equity Incentive Plan (the “2006 Plan”) and the shares to be issued thereunder. Does not include the shares issuable under our 2007 Omnibus Incentive Plan (the “2007 Plan”), which became effective in February 2007. No additional option grants are being made under the 2006 Plan after the 2007 Plan became effective. 2,400,000 shares have been reserved for issuance under our 2007 Plan. The number of shares of common stock reserved under our 2007 Plan automatically increases on the first day of each year in an amount equal to the lesser of (a) 1,500,000 shares or (b) 5% of the number of shares of our common stock outstanding on the last day of the preceding year or (c) such lesser number as determined by our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 1, 2006, there has not been, nor is there any proposed transaction where we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any director, director nominee, executive officer, holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than the compensation agreements and other agreements and transactions which are described in “Executive Compensation and Other Information” and the transactions described below. We believe that the agreements and transactions described below were generally on terms that were comparable to terms we could have obtained from unaffiliated third parties.

Policies and Procedures for Related Party Transactions

Pursuant to the written charter of our Audit Committee adopted in November 2006, our Audit Committee of the Board of Directors is responsible for reviewing and approving, prior to our entry into any such transaction, all related party transactions and potential conflict of interest situations involving a principal stockholder, a member of the Board of Directors or senior management. In addition, our company policies require that our officers and employees avoid using their positions for purposes that are, or give the appearance of being, motivated by a desire for personal gain, and our policies further require that all officers and employees who have authority to initiate related party transactions provide a written report, on an annual basis, of all activities which could result in a conflict of interest or impair their professional judgment. All such written reports concerning related party transactions or conflicts of interest are submitted to, and reviewed by, our Chief Financial Officer and our Audit Committee.

Transactions with Nia Chloe Enterprises, LLC

We lease our corporate headquarters and primary warehouse and certain equipment from Nia Chloe Enterprises, LLC, an entity owned by Mehran Nia, Ben Elyashar and Sol Khazani. Mr. Khazani is a director and one of our 5% stockholders. Mr. Khazani also served as our Chairman of the Board from January 2001 to March 2007. Mr. Nia is our Chief Executive Officer, President and a director, as well as a 5% stockholder. Mr. Elyashar is our Director of Perfectfit and was one of our 5% stockholder in 2006. Mr. Elyashar also served as one our directors from 1995 to November 2006 and as our Chief Operating Officer from February 2006 to October 2006. Lease payments and expenses associated with this arrangement totaled $541,000 in fiscal year 2006.

We had guaranteed Nia Chloe’s loans from two banks in the aggregate amount of $3.4 million with respect to the property that we lease from it. These guarantees were terminated in March 2006.

Transactions with MBS Tek Corporation

MBS Tek Corporation, through which we managed certain of our international operations, was previously owned primarily by Messrs. Khazani, Nia and Elyashar. In September 2006, MBS Tek was recapitalized and Messrs. Khazani, Nia and Elyashar transferred all of their shares to us. All of the shares of MBS Tek are now held by us, except for five shares in the aggregate, representing approximately 0.1% of the total number of shares of MBS Tek outstanding, of which each of Messrs. Nia and McClane hold one share. For the year ended December 31, 2005 and for the nine months ended September 30, 2006, we paid MBS Tek an aggregate of $398,000 and $759,000, respectively, in connection with marketing, software development, sales and customer service.

Transactions with Sol Khazani or Persons Affiliated with Sol Khazani

From time to time, we have purchased inventory from Saman, Inc., d/b/a American Condenser, which is owned by Mr. Khazani and his brother. There is no agreement that requires us to purchase products from Saman. Our purchases from Saman in 2006 totaled $360,000. Saman also uses a portion of our facility located in Nashville, Tennessee. For fiscal year 2006, Saman paid to us $36,000 as payment for its use of such portion of our Tennessee facility.

Transactions with Mehran Nia or Persons Affiliated with Mehran Nia

In 2004, in order to support our online marketing efforts, we purchased through MBS Marketing, Inc., an Internet marketing company which was merged into us in June 2005, an aggregate of $2.9 million of software from a company owned in part by the brother-in-law of Mr. Nia. We issued two promissory notes to this company in connection with these software purchases at an interest rate of 5.0% per annum. The notes were personally guaranteed by Messrs. Nia and Khazani and were repaid in full in 2006.

Another entity owned by the brother-in-law of Mr. Nia provides printing services for us. For the year ended December 31, 2006, we paid this entity $170,000 for such services.

Transactions with Ben Elyashar or Persons Affiliated with Ben Elyashar

We purchase warehouse supplies from Solomon Disposable Supplies, which is owned by the brother of Mr. Elyashar. In 2006, we paid to Solomon Disposable Supplies an aggregate of $131,000.

Other Related Party Transactions

In March 2006, concurrently with our recapitalization and the termination of our S corporation status, we distributed to our stockholders an aggregate of $51.7 million in cash. Messrs. Khazani, Nia and Elyashar, who were our only stockholders as of March 2006, received an aggregate of $51.7 million, in proportion to their ownership of our company.

In connection with our acquisition of Partsbin in May 2006, we issued to Richard Pine, currently our Vice President of Strategic Planning and one of our directors, a promissory note in the principal amount of approximately $1.9 million, which bears interest at LIBOR, all of which was outstanding as of December 31, 2006. We repaid $1.5 million of this note in March 2007.

In October 2006, we entered into a services agreement with Efficient Frontier, Inc., a provider of paid search engine marketing solutions. Ellen F. Siminoff, one of our directors, is the President and Chief Executive Officer of Efficient Frontier. The agreement provides for an initial payment to Efficient Frontier of $5,000, and monthly payments thereafter based on our total online marketing budget spent at Internet search engines through the use of Efficient Frontier, subject to certain minimums. The agreement automatically renews for six month periods, but either party may terminate the agreement at any time without cause upon 30 days’ prior written notice.

We have entered into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under the federal securities laws, our directors and officers and any persons holding more than 10% of our common stock are required to report their ownership of our common stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to report in this proxy statement any failure to file by these dates. We completed our initial public offering in February 2007. As such, no reports under Section 16(a) of the Exchange Act were required to be filed during the year ended December 31, 2006 or any prior fiscal year with respect to our common stock by any of our directors, officers, or beneficial owner of more than ten percent of our common stock.

ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2006 (excluding the exhibits thereto) accompanies the proxy materials being mailed to all stockholders. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material. Stockholders may obtain a copy of the Annual Report and any of our other filings with the SEC, without charge, by writing to our corporate Secretary, U.S. Auto Parts Network, Inc., 17150 South Margay Avenue, Carson, California 90746. The annual report on Form 10-K (including the exhibits thereto) is also available on the Securities and Exchange Commission’s website at www.sec.gov.

DEADLINE FOR RECEIPT OF

STOCKHOLDER PROPOSALS OR NOMINATIONS

Stockholders may present proposals for action at a future meeting or nominate persons for the election of directors only if they comply with the requirements of the proxy rules established by the SEC and our bylaws. Pursuant to Rule 14a-8 of the Exchange Act, some stockholders proposals may be eligible for inclusion in our proxy statement for the 2008 Annual Meeting of Stockholders (the “2008 Annual Meeting”). Stockholder proposals that are intended to be presented at our 2008 Annual Meeting and included in the proxy statement, form of proxy and other proxy solicitation materials related to that meeting must be received by us not later than January 15, 2008.

If a stockholder wishes to submit a proposal which is not intended to be included in our proxy statement under Rule 14a-8 of the Exchange Act, or wishes to nominate a person as a candidate for election to the Board, the stockholder must submit the proposal or nomination between March 24, 2008 and April 23, 2008. If the date of the 2008 Annual Meeting is advanced by more than 30 days or delayed (other than as a result of adjournment) by more than 60 days from the anniversary date of the 2007 Annual Meeting of Stockholders (a situation that we do not anticipate), the stockholder must submit any such proposal or nomination not earlier than the 90th day before the 2008 Annual Meeting and not later than the close of business on the later of (i) the 60th day before the 2008 Annual Meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Stockholders are advised to review our bylaws which contain these advance notice requirements with respect to advance notice of stockholder proposals and director nominations.

In addition, with respect to any proposal that a stockholder presents at the 2008 Annual Meeting that is not submitted for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, the proxy solicited by the Board of Directors for such annual meeting will confer discretionary voting authority to vote on such stockholder proposal to the extent permitted under Rule 14a-4 under the Exchange Act.

Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 17150 South Margay Avenue, Carson, California 90746. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The presiding officer of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our bylaws and conditions established by the SEC.

OTHER BUSINESS

The Board of Directors is not aware of any other matter which will be presented for action at the Annual Meeting other than the matters set forth in this proxy statement. If any other matter requiring a vote of the stockholders arises, it is intended that the proxy holders will vote the shares they represent as the Board of Directors may recommend. The enclosed proxy grants the proxy holders discretionary authority to vote on any such other matters properly brought before the Annual Meeting.

By Order of the Board of Directors

Michael J. McClane Chief Financial Officer, Executive Vice President of Finance, Treasurer and Secretary

PROXY

U.S. AUTO PARTS NETWORK, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of U.S. AUTO PARTS NETWORK, INC. (the “Company”) hereby appoints MEHRAN NIA and MICHAEL J. MCCLANE, and each of them, proxies of the undersigned, each with full power to act without the other and with power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held on Friday, June 22, 2007 at 10:00 a.m. Pacific Time at the Marriott in Torrance, located at 3635 Fashion Way, Torrance, California 90503, and at any adjournment or postponement thereof, and to vote all shares of the Company’s common stock held of record by the undersigned on May 7, 2007, with all the powers the undersigned would possess if personally present, in accordance with the instructions on the reverse hereof.

The undersigned hereby revokes any other proxy to vote at such Annual Meeting of Stockholders and hereby ratifies and confirms all that said proxies, and each of them, may lawfully do by virtue hereof. The undersigned also acknowledges receipt of the Notice of the Annual Meeting of Stockholders, the proxy statement and the annual report on Form 10-K for the year ended December 31, 2006, which were furnished with this proxy.

(continued and to be signed on the reverse side)

(continued from other side)

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS BELOW, OR IF NO INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR PROPOSALS ONE AND TWO, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTERS PROPERLY BROUGHT TO A VOTE AT THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

1.	Election of Class I Directors.

Nominees standing for election:

Mehran Nia                ☐ FOR                ☐ WITHHOLD AUTHORITY

Ellen Siminoff            ☐ FOR                ☐ WITHHOLD AUTHORITY

2.	Ratification of Ernst & Young LLP as the independent auditors of U.S. Auto Parts Network, Inc. for the fiscal year ending December 31, 2007.

☐ FOR                ☐ AGAINST                ☐ ABSTAIN

MARK HERE FOR ADDRESS CHANGE AND INDICATE NEW ADDRESS	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Date:
Signature

Signature

NOTE: This proxy must be signed exactly as your name appears hereon. Executors, administrators, trustees, etc., should give full title as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.